SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

                          MOMENTA PHARMACEUTICALS, INC.
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.0001
                         (Title of Class of Securities)

                                    60877T100
                                 (CUSIP Number)

                                  May 10, 2007
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 60877T100                                                Page 2 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Partners
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
--------------------------------------------------------------------------------

NUMBER OF         (5)     SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY      (6)     SHARED VOTING POWER
                                     68,742
OWNED BY                  ------------------------------------------------------

EACH              (7)     SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH       (8)     SHARED DISPOSITIVE POWER
                                     68,742
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     68,742
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.2%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 3 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Institutional Partners, L.P.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     126,154
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     126,154
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     126,154
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.3%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 4 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         M. H. Davidson & Co.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     11,396
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     11,396
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     11,396
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 5 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International, Ltd.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     229,970
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     229,970
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     229,970
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.6%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     CO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 6 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Serena Limited
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     5,063
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     5,063
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     5,063
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     CO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 7 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Healthcare Fund LP
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     555,599
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     555,599
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     555,599
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     1.5%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 8 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Healthcare International Ltd.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     837,204
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     837,204
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     837,204
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     2.3%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     CO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 9 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MHD Management Co.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     68,742
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     68,742
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     68,742
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.2%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 10 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Advisers Inc.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     126,154
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     126,154
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     126,154
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.3%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IA
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 11 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International Advisors, L.L.C.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     235,033
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     235,033
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     235,033
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.6%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     OO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 12 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Group LLC
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     555,599
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     555,599
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     555,599
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     1.5%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     OO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 13 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Management Partners LP
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     837,204
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     837,204
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     837,204
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     2.3%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 14 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Stillwater GP LLC
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     837,204
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     837,204
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     837,204
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     2.3%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     OO
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 15 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas L. Kempner, Jr.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     1,834,128
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     1,834,128
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     1,834,128
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 16 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marvin H. Davidson
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     1,834,128
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     1,834,128
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     1,834,128
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 17 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen M. Dowicz
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     1,834,128
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     1,834,128
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     1,834,128
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 18 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scott E. Davidson
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     1,834,128
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     1,834,128
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     1,834,128
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 19 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael J. Leffell
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                     United States
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     1,834,128
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     1,834,128
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     1,834,128
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 20 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Timothy I. Levart
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                     United Kingdom & United States
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     1,834,128
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     1,834,128
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     1,834,128
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 21 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert J. Brivio, Jr.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                     United States
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     1,834,128
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     1,834,128
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     1,834,128
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 22 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Eric P. Epstein
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                     United States
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     1,834,128
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     1,834,128
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     1,834,128
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 23 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anthony A. Yoseloff
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                     United States
------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     1,834,128
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     1,834,128
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     1,834,128
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 24 of 42


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Avram Z. Friedman
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                     United States
--------------------------------------------------------------------------------

NUMBER OF     (5)         SOLE VOTING POWER
                                     0
SHARES                    ------------------------------------------------------

BENEFICIALLY  (6)         SHARED VOTING POWER
                                     1,834,128
OWNED BY                  ------------------------------------------------------

EACH          (7)         SOLE DISPOSITIVE POWER
                                     0
REPORTING                 ------------------------------------------------------

PERSON WITH   (8)         SHARED DISPOSITIVE POWER
                                     1,834,128
--------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     1,834,128
--------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
--------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.0%
--------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 60877T100                                                Page 25 of 42


--------------------------------------------------------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Momenta Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  675 West Kendall Street
                  Cambridge, MA 02142

ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v)      Serena Limited, a Cayman Islands corporation
                           ("Serena");

                  (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

                  (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

                  (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

                  (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

                  (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G
CUSIP No. 60877T100                                                Page 26 of 42


                  (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                  (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                  (i)      DKP - a New York limited partnership

                  (ii)     DKIP - a Delaware limited partnership

                  (iii)    CO - a New York limited partnership

                  (iv)     DKIL - a British Virgin Islands corporation

                  (v)      Serena - a Cayman Islands corporation

                  (vi)     DKHF - a Delaware limited partnership

                  (vii)    DKHI - a Cayman Islands corporation

                  (viii)   MHD - a New York limited partnership

                  (ix)     DKAI - a New York corporation

                  (x)      DKIA - a Delaware limited liability company

                  (xi)     DKG - a Delaware limited liability company

                  (xii)    DKMP - a Delaware limited partnership

                  (xiii)   DKS - a Delaware limited liability company

                  (xiv)    Thomas L. Kempner, Jr. - United States

Schedule 13G
CUSIP No. 60877T100                                                Page 27 of 42


                  (xv)     Marvin H. Davidson - United States

                  (xvi)    Stephen M. Dowicz - United States

                  (xvii)   Scott E. Davidson -United States

                  (xviii)  Michael J. Leffell - United States

                  (xix)    Timothy I. Levart - United Kingdom & United States

                  (xx)     Robert J. Brivio, Jr. - United States

                  (xxi)    Eric P. Epstein - United States

                  (xxii)   Anthony A. Yoseloff - United States

                  (xxiii)  Avram Z. Friedman - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, PAR VALUE $0.0001

ITEM 2(e).  CUSIP NUMBER:

         60877T100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the Act;

                  (b) [ ]    Bank as defined in Section 3(a)(6) of the Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

                  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

                  (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

Schedule 13G
CUSIP No. 60877T100                                                Page 28 of 42


                  (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 1,834,128 shares as a result of their voting and dispositive power over the 1,834,128 shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKHF and DKHI.

         DKIA may be deemed to beneficially own the 229,970 shares beneficially owned by DKIL and the 5,063 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 126,154 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 68,742 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 555,599 shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 837,204 shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

         A. DKP

              (a) Amount beneficially owned: 68,742

              (b) Percent of class: 0.2%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 68,742

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         68,742

         B. DKIP

              (a) Amount beneficially owned: 126,154

              (b) Percent of class: 0.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 126,154

Schedule 13G
CUSIP No. 60877T100                                                Page 29 of 42


                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         126,154


         C. CO

              (a) Amount beneficially owned: 11,396

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 11,396

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         11,396

         D. DKIL

              (a) Amount beneficially owned: 229,970

              (b) Percent of class: 0.6%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 229,970

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         229,970

         E. Serena

              (a) Amount beneficially owned: 5,063

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 5,063

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         5,063

Schedule 13G
CUSIP No. 60877T100                                                Page 30 of 42


         F. DKHF

              (a) Amount beneficially owned: 555,599

              (b) Percent of class: 1.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 555,599

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         555,599

         G. DKHI

              (a) Amount beneficially owned: 837,204

              (b) Percent of class: 2.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 837,204

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         837,204

         H. MHD

              (a) Amount beneficially owned: 68,742

              (b) Percent of class: 0.2%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 68,742

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         68,742

Schedule 13G
CUSIP No. 60877T100                                                Page 31 of 42



         I. DKAI

              (a) Amount beneficially owned: 126,154

              (b) Percent of class: 0.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 126,154

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         126,154

         J. DKIA

              (a) Amount beneficially owned: 235,033

              (b) Percent of class: 0.6%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 235,033

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         235,033

         K. DKG

              (a) Amount beneficially owned: 555,599

              (b) Percent of class: 1.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 555,599

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         555,599

Schedule 13G
CUSIP No. 60877T100                                                Page 32 of 42


         L. DKMP

              (a) Amount beneficially owned: 837,204

              (b) Percent of class: 2.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 837,204

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         837,204

         M. DKS

              (a) Amount beneficially owned: 837,204

              (b) Percent of class: 2.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 837,204

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         837,204

         N. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 1,834,128

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,834,128

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         1,834,128

Schedule 13G
CUSIP No. 60877T100                                                Page 33 of 42


         O. Marvin H. Davidson

              (a) Amount beneficially owned: 1,834,128

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,834,128

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         1,834,128

         P. Stephen M. Dowicz

              (a) Amount beneficially owned: 1,834,128

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,834,128

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         1,834,128

         Q. Scott E. Davidson

              (a) Amount beneficially owned: 1,834,128

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,834,128

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         1,834,128

Schedule 13G
CUSIP No. 60877T100                                                Page 34 of 42


         R. Michael J. Leffell

              (a) Amount beneficially owned. 1,834,128

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,834,128

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         1,834,128

         S. Timothy I. Levart

              (a) Amount beneficially owned: 1,834,128

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,834,128

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         1,834,128

         T. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 1,834,128

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,834,128

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         1,834,128

Schedule 13G
CUSIP No. 60877T100                                                Page 35 of 42


         U. Eric P. Epstein

              (a) Amount beneficially owned: 1,834,128

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,834,128

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         1,834,128

         V. Anthony A. Yoseloff

              (a) Amount beneficially owned: 1,834,128

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,834,128

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         1,834,128

         W. Avram Z. Friedman

              (a) Amount beneficially owned: 1,834,128

              (b) Percent of class: 5.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,834,128

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                         1,834,128

Schedule 13G
CUSIP No. 60877T100                                                Page 36 of 42


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons hereby makes the following certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 60877T100                                                Page 37 of 42


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  May 21, 2007                     DAVIDSON KEMPNER PARTNERS
                                         By: MHD Management Co.,
                                         its General Partner

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER INSTITUTIONAL
                                         PARTNERS, L.P.
                                         By: Davidson Kempner Advisers Inc.,
                                         its General Partner

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: President

                                         M.H. DAVIDSON & CO.

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                         By: Davidson Kempner International
                                         Advisors, L.L.C.,
                                         its Investment Manager

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         SERENA LIMITED
                                         By: Davidson Kempner International
                                         Advisors, L.L.C.,
                                         its Investment Manager

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

Schedule 13G
CUSIP No. 60877T100                                                Page 38 of 42


                                         DAVIDSON KEMPNER HEALTHCARE FUND LP
                                         By:  DK Group LLC,
                                         its General Partner

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         DAVIDSON KEMPNER HEALTHCARE
                                         INTERNATIONAL LTD.
                                         By:  DK Management Partners LP,
                                         its Investment Manager
                                         By:  DK Stillwater GP LLC, its general
                                         partner

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         MHD MANAGEMENT CO.

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER ADVISERS INC.

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: President

                                         DAVIDSON KEMPNER INTERNATIONAL
                                         ADVISORS, L.L.C.

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         DK GROUP LLC

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

Schedule 13G
CUSIP No. 60877T100                                                Page 39 of 42


                                         DK MANAGEMENT PARTNERS LP
                                         By:  DK Stillwater GP LLC, its general
                                         partner

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         DK STILLWATER GP LLC

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Thomas L. Kempner, Jr.

                                         /S/ MARVIN H. DAVIDSON
                                         --------------------------------
                                         Marvin H. Davidson

                                         /S/ STEPHEN M. DOWICZ
                                         --------------------------------
                                         Stephen M. Dowicz

                                         /S/ SCOTT E. DAVIDSON
                                         --------------------------------
                                         Scott E. Davidson

                                         /S/ MICHAEL J. LEFFELL
                                         --------------------------------
                                         Michael J. Leffell

                                         /S/ TIMOTHY I. LEVART
                                         --------------------------------
                                         Timothy I. Levart

                                         /S/ ROBERT J. BRIVIO, JR.
                                         -------------------------
                                         Robert J. Brivio, Jr.

                                         /S/ ERIC P. EPSTEIN
                                         --------------------------------
                                         Eric P. Epstein

                                         /S/ ANTHONY A. YOSELOFF
                                         --------------------------------
                                         Anthony A. Yoseloff

                                         /S/ AVRAM Z. FRIEDMAN
                                         --------------------------------
                                         Avram Z. Friedman

Schedule 13G
CUSIP No. 60877T100                                                Page 40 of 42


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  May 21, 2007                     DAVIDSON KEMPNER PARTNERS
                                         By: MHD Management Co.,
                                         its General Partner

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER INSTITUTIONAL
                                         PARTNERS, L.P.
                                         By: Davidson Kempner Advisers Inc.,
                                         its General Partner

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: President

                                         M.H. DAVIDSON & CO.

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                         By: Davidson Kempner International
                                         Advisors, L.L.C.,
                                         its Investment Manager

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

Schedule 13G
CUSIP No. 60877T100                                                Page 41 of 42


                                         SERENA LIMITED
                                         By: Davidson Kempner International
                                         Advisors, L.L.C.,
                                         its Investment Manager

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         DAVIDSON KEMPNER HEALTHCARE FUND LP
                                         By:  DK Group LLC,
                                         its General Partner

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         DAVIDSON KEMPNER HEALTHCARE
                                         INTERNATIONAL LTD.
                                         By:  DK Management Partners LP,
                                         its Investment Manager
                                         By:  DK Stillwater GP LLC, its general
                                         partner

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         MHD MANAGEMENT CO.

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER ADVISERS INC.

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: President

                                         DAVIDSON KEMPNER INTERNATIONAL
                                         ADVISORS, L.L.C.

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

Schedule 13G
CUSIP No. 60877T100                                                Page 42 of 42


                                         DK GROUP LLC

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         DK MANAGEMENT PARTNERS LP
                                         By:  DK Stillwater GP LLC, its general
                                         partner

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         DK STILLWATER GP LLC

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         /S/ THOMAS L. KEMPNER, JR.
                                         --------------------------------
                                         Thomas L. Kempner, Jr.

                                         /S/ MARVIN H. DAVIDSON
                                         --------------------------------
                                         Marvin H. Davidson

                                         /S/ STEPHEN M. DOWICZ
                                         --------------------------------
                                         Stephen M. Dowicz

                                         /S/ SCOTT E. DAVIDSON
                                         --------------------------------
                                         Scott E. Davidson

                                         /S/ MICHAEL J. LEFFELL
                                         --------------------------------
                                         Michael J. Leffell

                                         /S/ TIMOTHY I. LEVART
                                         --------------------------------
                                         Timothy I. Levart

                                         /S/ ROBERT J. BRIVIO, JR.
                                         -------------------------
                                         Robert J. Brivio, Jr.

                                         /S/ ERIC P. EPSTEIN
                                         --------------------------------
                                         Eric P. Epstein

                                         /S/ ANTHONY A. YOSELOFF
                                         --------------------------------
                                         Anthony A. Yoseloff

                                         /S/ AVRAM Z. FRIEDMAN
                                         --------------------------------
                                         Avram Z. Friedman